Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

SCIENCE 37 HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock reserved for issuance pursuant to the Science 37 Holdings, Inc. 2021 Incentive Award Plan	Other(5)	31,150,000(2)	$0.38(5)	$11,837,000	$147.60 per $1,000,000	$1,747.15
Equity	Common Stock reserved for issuance pursuant to the Science 37 Holdings, Inc. 2021 Employee Stock Purchase Plan	Other(5)	3,600,000(3)	$0.38(5)	$1,368,000	$147.60 per $1,000,000	$201.92
Equity	Common Stock reserved for issuance pursuant to the Science 37 Holdings, Inc. Amended and Restated 2022 Employment Inducement Incentive Award Plan	Other(5)	10,000,000(4)	$0.38(5)	$3,800,000	$147.60 per $1,000,000	$560.88
Total Offering Amounts					$17,005,000		$2,509.95
Total Fee Offsets							N/A
Net Fee Due							$2,509.95

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (the “Registration Statement”) also covers an indeterminate number of shares of common stock, par value $0.0001 per share (“Common Stock”), of Science 37 Holdings, Inc. that may be offered or issued under the Science 37 Holdings, Inc. 2021 Incentive Award Plan (the “2021 Plan”), the Science 37 Holdings, Inc. 2021 Employee Stock Purchase Plan (the “ESPP”) and the Science 37 Holdings, Inc. Amended and Restated 2022 Employment Inducement Incentive Award Plan ( the “Inducement Plan”) as a result of any adjustment to prevent dilution by reason of any stock dividend, stock split, reverse stock split, recapitalization or other similar transaction.

(2)	Represents an estimated number of additional shares of Common Stock that may become available for future issuance under the 2021 Plan by operation of an automatic annual increase provision therein.

(3)	Represents an estimated number of additional shares of Common Stock that may become available for future issuance under the ESPP by operation of an automatic annual increase provision therein.

(4)

Represents additional shares of Common Stock available for issuance under the Inducement Plan, pursuant to an amendment to the Inducement Plan approved by the Board of Directors of Science 37 Holdings, Inc. on November 1, 2023.

(5)	Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act and based on the average of the high and low sales price per share of Common Stock as reported on The Nasdaq Stock Market LLC on November 1, 2023, which date is within five business days prior to filing this Registration Statement.